Exhibit 99.1

November 4, 2019

Penn Virginia Names Russell T. Kelley, Jr. Chief

Financial Officer

HOUSTON, Nov. 04, 2019 (GLOBE NEWSWIRE) – Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced that Russell T. Kelley, Jr. has been named Senior Vice President, Chief Financial Officer and Treasurer effective November 13, 2019.

Mr. Kelley previously served as Chief Financial Officer of Extraction Oil & Gas, Inc. Prior to joining Extraction Oil & Gas, Mr. Kelley ran the Oil & Gas practice of Moelis & Company, a global investment bank, where he was a partner and managing director covering upstream and integrated oil & gas companies. Prior to that, he worked at Goldman, Sachs & Co., where he was a Senior Vice President. In such roles, Mr. Kelley has executed over $70 billion of M&A/advisory assignments and has led capital market transactions raising over $15 billion for clients. He has been in the energy and financial sector since 1998, with experience in commodities trading, corporate development, and investment banking. He holds an MBA from The Wharton School at the University of Pennsylvania, where he graduated as a Palmer Scholar, and a BA from Vanderbilt University.

John A. Brooks, President and Chief Executive Officer of Penn Virginia, said, “Rusty brings a wealth of financial experience in the oil and gas industry and we are excited to have him join the Penn Virginia management team as Chief Financial Officer. Rusty will complement our management team very well as Penn Virginia continues to focus on increasing shareholder value while maintaining our emphasis on capital discipline and protecting our strong balance sheet.”

About Penn Virginia Corporation

Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company’s website is not part of this release.

Forward-Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information concerning these and other factors can be found in the Company’s press releases and filings with the SEC. Many of the factors that will determine the Company’s future results are beyond the ability of management or the Board to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this release speak only as of the date of this release. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail: invest@pennvirginia.com

Source: Penn Virginia Corporation